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Hotel RL Opens in Washington D.C.
Hotel RL Washington DC Immediately Launches Project Wake Up Call Benefitting Homeless

Spokane, Wash., Nov. 2, 2015 – RLHC (Red Lion Hotels Corporation) (NYSE: RLH) has opened Hotel RL Washington DC, a few blocks from Dupont Circle and The White House.
“We will immediately begin investing in the property to incorporate key design elements of Hotel RL,” said RLHC Senior Vice President of Corporate Development Angela Landgraf. “As a Hotel RL, this property will set itself apart in the capital city of the United States.”
Approximately $2.3 million will be invested in Hotel RL Washington DC, located at 1823 L St NW, in part to incorporate new technologies and to create the Steps, a unique seating concept with plenty of plug-ins allowing guests to congregate in the lobby and remain connected on their devices. The entire lobby will capture the essence of a typical Pacific Northwestern coffee house, serving complimentary espresso to guests by the award-winning Victrola Coffee.
Hotel RL Washington DC has 99 guest rooms and suites in a 10-story building, with 1,350 square feet of meeting space and next door a full-service restaurant, offering lunch and dinner. Located in the famed K Street corridor of the Golden Triangle District, just two blocks from the Farragut North and Farragut West Metro stations, the hotel offers easy access to nearby cultural attractions, historical landmarks, museums, and tourist destinations. The property is a short walk from The White House and Dupont Circle, Washington Mall, Washington Monument, Lincoln Memorial and the Smithsonian Museums. Washington, D.C., is one of the top tourist destinations in the U.S. and the world, ranking as one of the most visited cities worldwide.
A joint venture owned by RLHC and an affiliate of Shelbourne Falcon Investors acquired the hotel and ground lease in downtown Washington, D.C., for $22.5 million. The joint venture entered into a $17.5 million mortgage loan from CapitalSource, a division of Pacific Western Bank, to finance the purchase as well as renovate the property. RLHC used a portion of its cash on the balance sheet to purchase an 86 percent equity stake in the joint venture for the hotel, which will be managed by RLHC. Over the next three months, the affiliate of Shelbourne Falcon Investors has an option to increase its equity ownership in the joint venture to a maximum of 45 percent.
“The key to executing quickly on this transaction was the availability of cash on our balance sheet and our continued collaboration with Shelbourne Falcon,” said RLHC President & CEO Greg Mount. “The Hotel RL brand is taking hold. We announced last week a franchise deal and are preparing to convert properties in three more markets, while we continue to evaluate applications from several owners.”

This property is the sixth Hotel RL location announced, having just announced the signing of a location in St. Louis. RLHC debuted the upscale Hotel RL brand with the opening of Hotel RL Baltimore Inner Harbor on August 1. Three more Hotel RL locations are set to open in the first half of 2016 in Salt Lake City, Utah, and Spokane and Olympia, Washington.

Hotel RL Washington DC has formed an alliance with Unity Health Care to launch an innovative social responsibility project dedicated to raising awareness for homelessness in urban cities. Project Wake Up Call: Washington D.C. Uncovered is a fundraising campaign, which uses raw, thought-provoking photographic artwork online to expose the hardships associated with living on the streets. One in six people in the District are homeless on any given night.

With a donation of $100 or more made through the Project Wake Up Call website, a trial offer will be issued to stay one night at the Hotel RL Washington DC. The one-night trial offer is available for stays from November 1, 2015 to April 30, 2016.

Unity Health Care, Inc., delivers comprehensive health and human services throughout the District regardless of the patient’s ability to pay. Currently, Unity is one of the largest primary care nonprofit organizations in the District of Columbia, serving more than 108,000 District residents annually through a network of twenty-nine health care sites and a staff of more than 900 compassionate and caring professionals.

About RLHC:
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotel, Red Lion Inn & Suites, GuestHouse International and Settle Inn brands. Established in 1959, the company has 130 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.
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